Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS RECORD FOURTH QUARTER AND

FULL-YEAR 2007 FINANCIAL RESULTS

Company Posts 10th Consecutive Year of Improving Financial Performance

•	Revenue increased 5.5% for the quarter and 4.2% for full year
•	Diluted Earnings per share rose from $0.56 to $0.64 for 2007, a 14.3% increase and 20% for the quarter from $0.10 to $0.12
•	Cash and Cash Equivalents increased 12.5% to $71.3 million

ATLANTA, GEORGIA, January 23, 2008: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its fourth quarter and year ended December 31, 2007.

The Company recorded fourth quarter revenues of $216.0 million, an increase of 5.5% over the prior year’s fourth quarter revenue of $204.7 million. Net income increased 13.2% to $11.9 million or $0.12 per diluted share for the fourth quarter ended December 31, 2007, compared to $10.5 million or $0.10 per diluted share for the same period in 2006.

Revenues for full year 2007 rose 4.2% to $894.9 million, compared to $858.9 million for the prior year. Rollins’ net income for the full year rose 12% to $64.7 million or $0.64 per diluted share compared to net income of $57.8 million or $0.56 per diluted share for the prior year.

Rollins’ balance sheet continued to grow with total assets increasing to $475.2 million and stockholder’s equity growth to $233.6 million. The Company ended the year with cash and cash equivalents of $71.3 million, up 12.5% over last year.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “The positive performance we achieved in our fourth quarter and full year reflect the success of our sales and service programs. We are seeing the benefits from the investments we are making that are generating improved sales growth as well as improving service efficiency”.

Mr. Rollins concluded, “We are excited about our Company’s opportunities in the new year. The continued development and deployment of our key programs should enable us to maintain our momentum. We are very proud of our people who have worked diligently to make 2007 such a success and likewise will be key in 2008.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s belief that the investments the Company is making are generating improved sales growth and service efficiency; the Company’s excitement about the Company’s opportunities for the new year; and the Company’s belief that the continued development and deployment of its key programs should enable the Company to maintain its momentum. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
	2007	2006
At December 31,	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$71,280	$63,344
Trade receivables, short-term	54,457	52,693
Materials and supplies	8,846	8,401
Deferred income taxes	17,162	19,435
Other current assets	8,495	7,200
Total Current Assets	160,240	151,073

Equipment and property, net	77,370	72,141
Goodwill	126,684	125,161
Customer Contracts	63,056	67,761
Other Intangible assets	9,232	9,294
Deferred income taxes	7,576	14,069
Trade receivables, long-term	8,409	8,796
Prepaid Pension	16,624	—
Other assets	6,037	4,880
Total Assets	$475,228	$453,175

LIABILITIES
Capital leases	$1,186	$498
Accounts payable	19,140	16,309
Accrued insurance	13,505	14,310
Accrued compensation and related liabilities	45,605	47,305
Unearned revenue	81,678	79,441
Other current liabilities	26,587	27,343
Total Current Liabilities	187,701	185,206

Capital leases, less current portion	601	124
Accrued pension	—	6,946
Long-term accrued liabilities	53,373	49,440
Total Liabilities	241,675	241,716

STOCKHOLDERS’ EQUITY
Common stock	100,636	101,837
Retained earnings and other equity	132,917	109,622
Total Stockholders’ Equity	233,553	211,459
Total Liabilities and Stockholders’ Equity	$475,228	$453,175

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31,
(in thousands except per share data)
(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES
Customer services	$215,954	$204,653	$894,920	$858,878
COSTS AND EXPENSES
Cost of services provided	117,199	112,601	468,665	457,869
Depreciation and amortization	6,586	6,460	27,068	26,860
Sales, general and administrative	74,633	69,250	296,615	280,578
(Gain)/Loss on sale of assets	61	(65)	(52)	(81)
Interest income	(749)	(539)	(2,289)	(1,507)
	197,730	187,707	790,007	763,719
INCOME BEFORE TAXES	18,224	16,946	104,913	95,159
PROVISION FOR INCOME TAXES	6,290	6,407	40,182	37,350
NET INCOME	$11,934	$10,539	$64,731	$57,809

NET INCOME PER SHARE - BASIC	$0.12	$0.10	$0.65	$0.57
NET INCOME PER SHARE - DILUTED	$0.12	$0.10	$0.64	$0.56

Weighted average shares outstanding - basic	99,854	100,662	100,299	100,747
Weighted average shares outstanding - Diluted	101,051	103,090	101,409	103,314

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth quarter results on:

Wednesday, January 23, 2008 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-240-2430 domestic;

303-262-2140 international

at least 5 minutes before start time.

REPLAY: available through January 30, 2008

Please dial 800-405-2236/303-590-3000, Passcode: 11106089

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazimin at Financial Relations Board at 212-827-3777

Or email to jjazimin@financialrelationsboard.com